Exhibit 4

CERTIFICATE OF DESIGNATION

OF

SERIES E

STATED VALUE REDEEMABLE

CONVERTIBLE PREFERRED STOCK

OF

MEDCLEAN TECHNOLOGIES, INC.

MedClean Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board”) on March 24, 2015 in accordance with the provisions of its Articles of Incorporation (as may be amended from time to time, the “Articles of Incorporation”) and bylaws. The authorized series of the Corporation’s previously authorized preferred stock shall have the following designations, rights, preferences, privileges, powers and restrictions thereof, as follows:

FIRST: That, pursuant to the following resolution of the Board of Directors adopted by unanimous consent in lieu of a meeting, a series of Preferred Stock was approved by the Board of Directors on behalf of the Company and the relative rights and preferences of such series of Preferred Stock was fixed and established as follows:

RESOLVED, Pursuant to authority granted under the Company's Articles of Incorporation, as amended, the Board of Directors hereby approves the designation of a series of Preferred Stock of the Company to be known as "Series E Stated Value Redeemable Convertible Preferred Stock"; and further

RESOLVED, the Board of Directors hereby ratifies and approves the following rights, preferences of the Series E Stated Value Redeemable Convertible Preferred Stock:

SERIES E STATED VALUE REDEEMABLE CONVERTIBLE PREFERRED STOCK

1. The number of shares constituting the Series E Stated Value Redeemable Convertible Preferred Stock shall be 20,000,000, (Twenty Million) which may be issued in such amounts as shall be determined by the Board of Directors in accordance with the provisions of this Certificate.

2. The series shall be designated Series E Stated Value Redeemable Convertible Preferred Stock with a par value of $.0001 per share and an "Issue Price" of $0.01 (One Cent) per share.

3. Holders of the Series E Stated Value Redeemable Convertible Preferred Stock shall not be entitled to dividends, except as may accrue to holders of the Corporation's Common Stock following any conversion of the Series E Stated Value Redeemable Convertible Preferred Stock.

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4. In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, the holder of the Series E Stated Value Redeemable Convertible Preferred Stock shall be not be subordinate to any Series of Preferred Stock, as all previously authorized and/or issued shares of all classes of Preferred Stock has either expired or been cancelled pursuant to the Unanimous Written Consent Of The Board Of Directors And Consent To Action By A Simple Majority Of The Shareholders Of Medclean Technologies, Inc. dated March 21, 2015, but shall be entitled to, before any assets of the Corporation shall be distributed among or paid over the holders of the Common Stock or any other Preferred Stock, to be paid $0.01 (One Cent) per share of Series E Stated Value Redeemable Convertible Preferred Stock. If upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Series E Stated Value Redeemable Convertible Preferred Stock are not paid in full, the holders will share ratably in such distribution of assets in proportion to the full respective preferential rights to which they are entitled. After payment of the full amount of liquidating distribution to which they are entitled, the holders of the Series E Stated Value Redeemable Convertible Preferred Stock will not be entitled to any further participating in any distribution of assets of the Corporation. In the event of any authorization of a new series of Preferred Stock, other than the Series E Stated Value Redeemable Convertible Preferred Stock, having liquidation preferences, the shares having liquidation preferences shall be subordinate to and not be entitled to share in any distributions accruing to the Series E Stated Value Redeemable Convertible Preferred Stock until the holder of the Series E Stated Value Redeemable Convertible Preferred Stock shall have received the full distribution to which it is entitled under this paragraph 4. After the making of full payment of liquidation preferences to the holders of the Series E Stated Value Redeemable Convertible Preferred Stock, the remaining assets of the Corporation shall be distributed ratably to any other Preferred Stock having liquidation preferences in accordance with their priorities and then ratably among the holders of the Common Stock and any other series of Preferred Stock without liquidation preferences.

5.(a) The holder of the shares of the Series E Stated Value Redeemable Convertible Stock shall have the right, at its option, at any time and from time to time, on any business day, to convert, subject to the terms and provisions of this section ("Conversion") (including any adjustment), all (but not less than all) of the shares of the Series E Stated Value Redeemable Convertible Preferred Stock into a number of shares of fully paid and non-assessable whole share of Common Stock determined on the basis of the formula set forth below in ("Convertible Formula") Section 5.(b). Only whole shares of Series E Stated Value Redeemable Convertible Preferred Stock may be converted and only whole shares of Common Stock may be issued as a result of any Conversion; provided, that an equivalent cash payment (as determined by the board of directors of the Corporation) shall be made in lieu of any fractional share of Common Stock to which the holder would be entitled upon conversion of the Series E Stated Value Redeemable Convertible Preferred Stock.

(b) The number of shares of Common Stock to be issued upon Conversion of the Series E Stated Value Convertible Preferred Stock shall be equal to the greater of: (i) the bid price of the Common stock on the date Conversion actually takes place (the "Conversion Date") and as quoted by NASDAQ, the OTC Markets or any other such Exchange that the Corporation's Common Shares might be traded; OR (ii) the Issue Price of $0.01 (One Cent) per share. Any Conversion contemplated can only be made at the great of the two values stated herein this section.

(c) In order to convert shares of the Series E Stated Value Redeemable Convertible Preferred Stock into Common Stock, the holder thereof shall deliver the stock certificates representing the Shares to be converted to the Corporation at its then principal office, accompanied by not less than 30 days advance written notice ("Conversion Notice") that it elects to convert the shares represented thereby into shares of Common Stock in accordance with the provisions of this paragraph 5. Said Conversion Notice shall specify to whom the certificate shall be made and delivered. However, at all times prior to the Conversion Date (hereinafter defined), the Company shall have the first right to redeem the Series E Stated Value Redeemable Convertible Preferred Stock for an amount equal to the number of shares then multiplied by the issue price of $0.01 (One Cent) per share. In the event the Company elects not redeem any shares of Series E Stated Value Redeemable Convertible Preferred Stock giving Conversion Notice, then the Company shall issue an amount of Common shares based upon the Conversion Formula on the Conversion Date.

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(d) No later than thirty (30) days after the Conversion Notice ("Conversion Date"), accompanied by a duly completed and executed Conversion Notice, the Corporation shall deliver or cause to be delivered to the holder, certificates representing the whole number of fully paid and non-assessable shares of Common Stock of the Corporation into which said shares are being converted. Such conversion shall be deemed to have been made immediately following the close of business on the date that such shares, accompanied by the duly completed and executed Conversion Notice, shall have been duly surrendered for conversion as herein provided, so that the holder entitled to receive the shares of Common Stock upon conversion of the Series E Stated Value Redeemable Convertible Preferred Stock shall at such time be treated for all purposes as having become the record holder of such shares of Common Stock immediately following the close of business on such date and the rights of the holder of such converted shares, as such holder, shall cease at such time. The issuance of certificates for shares of Common Stock upon the conversion shall be made without charge to the holder of the converted shares for any stock transfer or issue tax on respect of the surrender of shares for conversion, or the issuance of such certificates for the shares receivable on conversion. Converted shares shall be canceled and shall not be issued. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares for the purpose of effecting the conversion of exchange for the Series E Stated Value Redeemable Convertible Preferred Stock then deliverable upon the conversion of exchange of the entire Series E Stated Value Redeemable Convertible Preferred Stock at the that time outstanding.

(e) The Conversion Rate shall be subject to adjustment from time to time as follows:

(i) If at any time after the date hereof the Corporation shall effect a reorganization, shall merge with or consolidate into another corporation, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business, and pursuant to the terms of such reorganization, merger, consolidation or disposition of assets, shares of stock or other securities, property or assets of the corporation (or the successor, transferee or affiliate of the corporation) or cash are to be received by or distributed to the holders of Common Stock, then the holders of the Series E Stated Value Redeemable Convertible Preferred Stock shall have the right thereafter to receive, upon conversion thereof, the number of shares of stock or other securities, property or assets of the corporation (or the successor, transferee or affiliate of the corporation,) or cash receivable upon or as a result of such reorganization merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock into which such Series E Stated Value Redeemable Convertible Preferred Stock was convertible immediately prior to such event and the corporation shall make lawful provision therefore as part of such transaction. The provisions of this subdivision (i) shall similarly apply to successive reorganizations, mergers, consolidations or dispositions of assets.

(ii) In the event the outstanding of Common Stock of the Corporation shall be combined or consolidated, by reclassification of otherwise, to a lesser number of shares without a corresponding combination or consolidation with respect to the Series E Stated Value Redeemable Convertible Preferred Stock, the Conversion Formula in effect immediately prior to such combination or consolidation shall, be proportionately decreased. Conversely, in the event the outstanding shares of Common Stock shall be split into a greater number of shares or the Corporation shall declare a dividend with respect to Common Stock without a corresponding split with respect to the Series E Stated Value Redeemable Convertible Preferred Stock, the Conversion Formula in effect immediately prior to such action shall, concurrently with the effectiveness of such dividend or stock split, be proportionately increased.

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(iii) Whenever the Conversion Rate shall be adjusted pursuant to this paragraph 5(e), the Corporation shall forthwith obtain, and cause to be delivered to the holders of the Series E Stated Value Redeemable Convertible Preferred Stock, a certificate signed by the President, Vice President or Treasurer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the new Conversion Rate. In the case referred to in subdivision (I), such a certificate shall be issued describing the amount and kind of stock, securities, property or assets or cash which shall be receivable upon conversion of the Series E Stated Value Redeemable Convertible Preferred Stock after giving effect to the provisions of such subdivision (I).

(f) In case any time the Corporation shall offer for subscription pro rata to the holders of its Common Stock in any additional shares of stock of any class or other rights, and in each event, the Corporation will mail or cause to be mailed to the holder of Series E Stated Value Redeemable Convertible Preferred Stock a notice specifying the date on which any such record is to be taken for the purpose of distribution of such subscription right, and stating the amount and character of such subscription right. Such notice shall be mailed at least twenty (20) days prior to the date therein specified in lawful and practicable.

6. The Series E Stated Value Redeemable Convertible Preferred Stock and the shares of Common Stock issuable on conversion thereof may not be transferred without prior compliance with the Securities Act of 1933 and restrictive legends to such effect may be placed upon and stop transfer orders issued with respect to the stock certificates representing such shares.

7. At any time during which the Series E Stated Value Redeemable Convertible Preferred Stock shall be outstanding, including any Conversion Notice period as defined in paragraph 5, the Corporation shall be entitled to redeem the stock upon thirty (30) days advance written notice to the then holder of the Series E Stated Value Redeemable Convertible Preferred Stock. Upon the redemption date, which shall not be less than thirty (30) days and no more than forty (40) days after such notice ("Redemption Date"), the Company shall have the right to redeem the Series E Stated Value Redeemable Convertible Preferred Stock for an amount equal to the number of shares then outstanding multiplied by the issue price of $0.01 (One Cent) per share. Such notice of redemption shall require the holder of the Series E Stated Value Redeemable Convertible Preferred Stock to surrender to the Corporation on the Redemption Date, a certificate representing the Series E Stated Value Redeemable Convertible Preferred Stock. Notwithstanding the fact that the certificate may not be surrendered for redemption and cancellation, upon the Redemption Date, the Series E Stated Value Redeemable Convertible Preferred Stock shall be deemed to be expired and all rights of the holder shall cease and terminate, other than the right to receive the redemption price of $0.01 (One Cent) for each share of Series E Stated Value Redeemable Convertible Preferred Stock. Notwithstanding notice of the Corporation's right to redeem, the holder shall have the right to convert the Series E Stated Value Redeemable Convertible Preferred Stock into Common Stock at the primary Conversion Formula set forth above, until the Redemption Date, following which the right to convert shall expire and be of no further force or effect.

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8. Except as otherwise permitted by the applicable provisions of the Act, holders of the Series E Stated Value Redeemable Preferred Stock shall not be entitled to voting rights or notice of any matter proposed to be submitted by the Corporation to its shareholders for consideration.

9. Any notices required or permitted to be given under the terms hereof shall be sent by prepaid certified or registered mail (return receipt requested), or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally, by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Corporation:

MedClean Technologies, Inc.

P. O. Box 546

Parker, Colorado 80134

Attention: Donald Mack, Chief Executive Officer

Telephone: 720.206.4411

If to the holder of Series E Stated Value Redeemable Preferred Stock, to the address listed in the Corporation’s books and records.

IN WITNESS WHEREOF, said MEDCLEAN TECHNOLOGIES, INC. has caused this Certificate to be signed by Donald G. Mack, its President, and attested by Phillip Allen, its Treasurer, this 29th day of March, 2015.

MEDCLEAN TECHNOLOGIES, INC.

/s/ Donald G. Mack

By: Donald G. Mack

Donald G. Mack, President

ATTEST:

/s/ Phillip Allen

By: Phillip Allen

Phillip Allen, Treasurer

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I hereby verify that I have signed this instrument on behalf of MedClean Technologies, Inc. and that, to the best of my knowledge and belief, the foregoing is true and correct as of the date set forth above.

/s/ Donald G. Mack

By: Donald G. Mack, President

STATE OF COLORADO	)
)ss
COUNTY OF DOUGLAS	)

On this 29th Day of March, 2015 before me appeared Donald Mack, known personally to be to be the President of MedClean Technologies, Inc., and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purpose therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

/s/ Stephanie Ostdahl

Stephanie Ostdahl

Notary Public

My commission expires: 5/20/2017

STEPHANIE BAILEY OSTDAHL NOTARY PUBLIC STATE OF COLORADO NOTARY ID 19934007278 MY COMMISSION EXPIRES MAY 20, 2017

I hereby verify that I have signed this instrument on behalf of MedClean Technologies, Inc. and that, to the best of my knowledge and belief, the foregoing is true and correct as of the date set forth above.

/s/ Phillip Allen

By: Phillip Allen, Treasurer

STATE OF COLORADO	)
)ss
COUNTY OF DOUGLAS	)

On this 29th Day of March, 2015 before me appeared Phillip Allen, known personally to be to be the Treasurer of MedClean Technologies, Inc., and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purpose therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

/s/ Stephanie Ostdahl

Stephanie Ostdahl

Notary Public

My commission expires: 5/20/2017

STEPHANIE BAILEY OSTDAHL NOTARY PUBLIC STATE OF COLORADO NOTARY ID 19934007278 MY COMMISSION EXPIRES MAY 20, 2017

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